Exhibit 10.1

AGREEMENT AND GENERAL RELEASE

This Agreement and General Release (“Agreement”) is entered into by ANSYS, Inc., a Delaware corporation with a principal office at 2600 Ansys Drive, Canonsburg, PA 15317 (“ANSYS”), and Walid Abu-Hadba, an individual residing at 1706 Hunters Path Lane, Pittsburgh, PA 15241, (“Employee”) (collectively the “Parties”). The purpose of this Agreement is to establish an amicable arrangement for ending the employment relationship, including releasing ANSYS and related persons and entities from any claims and permitting Employee to receive severance benefits. In consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1.       Termination of Employment. Employee has voluntarily resigned his position with ANSYS and any affiliated entities and his last day of employment will be May 1, 2017 (“Resignation Date”). Employee agrees to sign any documents that may reasonably be requested by ANSYS to confirm such resignations.

2.       Consideration to Employee. Within thirty (30) days after the Effective Date of this Agreement as defined in Paragraph 13, ANSYS will pay Employee the sum total of two hundred and two thousand eight hundred and ninety-four U.S. Dollars ($202,894), less legally required deductions. ANSYS will issue an IRS Form W-2 for taxable consideration provided to Employee.

3.       No Consideration Absent Execution of this Agreement. Employee would not receive the consideration set forth in Paragraph 2 of this Agreement but for his execution of this Agreement and the fulfillment of the promises contained herein.

4.       General Release of Claims. Employee, on behalf of himself, his heirs, executors, administrators, devisees, spouses, and assigns, knowingly and voluntarily releases and forever discharges to the fullest extent permitted by law ANSYS and its affiliates, subsidiaries, insurers, associates, predecessors, successors and assigns (including, without limitation, any of their respective current and former employees, officers, directors, agents, trustees, attorneys, representatives and stockholders) (collectively “Releasees”) from any and all claims, known and unknown, asserted and unasserted, Employee has or may have against Releasees as of the date of his execution of this Agreement, including, but not limited to, any alleged violation of: the Age Discrimination in Employment Act (“ADEA”); Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code; the Employee Retirement Income Security Act; the Americans with Disabilities Act; the Occupational Safety and Health Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act; any federal, state or local civil rights or discrimination law; any other federal, state, or local law, regulation or ordinance; any public policy, contract, tort, or common law claim; or any claim for costs, fees, or other expenses including attorneys’ fees incurred in these matters. Despite any language in this Agreement to the contrary, Employee does not release claims that by law cannot be released by private agreement including, but not limited to, claims for workers’ compensation and unemployment compensation.

Nothing in this Agreement prevents Employee from: (a) filing a charge or complaint with any governmental agencies (including, but not limited to, the Equal Employment Opportunity Commission (“EEOC”), the Securities and Exchange Commission (“SEC”), or National Labor Relations Board (“NLRB”)); (b) participating or cooperating in any matters before such governmental agencies or providing information or documents to them; (c) filing an action in court alleging that his release of claims under the ADEA was not knowing or voluntary; (d) filing an action in court for ADEA claims that may arise after the date this Agreement is signed by Employee; or (e) exercising Employee’s right under Section 7 of the National Labor Relations Act to engage in joint activity with other employees.

With respect to any such charges or complaints that Employee may bring with any governmental agencies such as the EEOC or NLRB, Employee waives any right to any monetary or other recovery should any governmental agency or other third party pursue any claims on employee’s behalf (either individually, or as part of any collective or class action) except for any right Employee may have to receive a payment from a government agency (not ANSYS) for information provided to a government agency.

5.       Indemnification. ANSYS has made no representations to Employee regarding the tax consequences of any consideration received by him under this Agreement and he is solely responsible for all applicable taxes, if any, owed by him to any taxing authority as a result of the consideration given to him by ANSYS under Paragraph 2. Employee will indemnify ANSYS and hold ANSYS harmless for all taxes, penalties and interest, withholding or otherwise, for which ANSYS may be found liable as a consequence of having given the consideration to Employee pursuant to Paragraph 2.

6.       Warranties. Employee warrants that he has no known workplace injuries and that he has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to him, except as provided in Paragraph 2.

7.       Insider Trading Procedures. Through November 1, 2017, Employee agrees that he will remain subject to the ANSYS, Inc. Statement of Company Policy on Insider Trading and Disclosure and ANSYS, Inc. Insider Trading Procedures (the “Insider Trading Procedures”), and will be prohibited from trading common stock of the Company without permission outside of the trading windows as set forth in the Insider Trading Procedures.

8.       Confidentiality and Non-Disparagement. Employee will not disclose any information regarding the existence or substance of this Agreement, except to his financial advisor, his spouse, and an attorney with whom Employee consults regarding this Agreement, all of whom (prior to disclosure) will likewise agree to maintain the confidentiality of such information. Employee will not make any negative statements or criticisms, express or implied, about ANSYS or its employees, directors, officers, products or services, which might reasonably become known to current ANSYS employees or customers, the software development industry, the computer-aided engineering industry, or the public at large. This includes, but is not limited to, making such comments on internet sites anonymously or under assumed names. Employee warrants that he has not made any such disclosures of confidential information or disparaging statements since this Agreement was presented to him. However, this Agreement does not prevent Employee from communicating with or disclosing information or documents regarding the existence or substance of this Agreement to governmental agencies including, but not limited to, the EEOC, SEC and NLRB.

9.       Future Cooperation. Employee agrees to cooperate reasonably with ANSYS and all of its affiliates (including its and their outside counsel) in connection with (i) the contemplation, prosecution and defense of all phases of existing, past and future litigation about which ANSYS believes Employee may have knowledge or information; and (ii) responding to requests for information from regulatory agencies or other governmental authorities (together “Cooperation Services”). Employee further agrees to make himself available to provide Cooperation Services at mutually convenient times during and outside of regular business hours as reasonably deemed necessary by ANSYS’s counsel. The company shall not utilize this section to require Employee to make himself available to an extent that would unreasonably interfere with full-time employment responsibilities that he may have. Cooperation Services include, without limitation, appearing without the necessity of a subpoena to testify truthfully in any legal proceedings in which the Company or an affiliate calls him as a witness. ANSYS shall reimburse Employee for any reasonable travel expenses that he incurs due to his performance of Cooperation Services, after receipt of appropriate documentation consistent with the company’s business expense reimbursement policy.

10.       Amendment. This Agreement may not be modified, altered or changed except upon express written consent of all Parties signed in ink wherein specific reference is made to this Agreement.

11.       Governing Law and Forum. This Agreement will be governed by and performed in accordance with the laws of the Commonwealth of Pennsylvania without regard to its conflicts of laws provisions. Employee consents to the personal jurisdiction and venue of the state and federal courts having jurisdiction over Washington County, Pennsylvania.

12.       Severability. Except for the release of claims in Paragraph 4, if a court of competent jurisdiction determines that any provision of this Agreement is illegal or unenforceable and such provision or provisions cannot be modified to be enforceable, then such provision will immediately become null and void, leaving the remainder of this Agreement in full force and effect.

13.       Revocation and Effective Date. Employee may revoke this Agreement for a period of seven (7) calendar days following the day he executes this Agreement (“Revocation Period”). Any revocation must be submitted, in writing, by email to fernando.esquivel@ansys.com or by either hand delivery or certified U.S. Mail, return receipt requested, to Fernando Esquivel, Vice President of Human Resources, ANSYS, Inc., 2600 Ansys Drive, Canonsburg, Pennsylvania, 15317. The revocation must be delivered or postmarked within the Revocation Period. This Agreement will become effective on the day after the expiration of the applicable Revocation Period (“Effective Date”).

14.       Entire Agreement. This Agreement constitutes the entire agreement relating to the matters stated herein, and it cancels and supersedes any prior agreements or understandings that may have existed between Employee and ANSYS with respect to all matters covered by this Agreement. No other promise or inducement has been offered to either party except as set forth herein.

15.       Acknowledgement of Previous Agreements. Nothing in this Agreement releases Employee from any previous obligations he has under any agreements with ANSYS or its affiliates or subsidiaries including without limitation, the ANSYS Intellectual Property Protection Agreement, and all equity agreements executed by the Employee or equivalent documentation. Employee is aware of and will comply with his existing legal obligations under the ANSYS Intellectual Property Protection Agreement, including the obligation to maintain the confidentiality of all confidential business information which he learned or to which he had access during his employment with ANSYS, and the non-compete and non-solicitation periods set forth therein. Employee confirms that he has returned all tangible versions of all documents containing ANSYS business information, other than information pertaining to his own employment terms, and that he has not retained any ANSYS business information in any form. For avoidance of doubt, the previous agreements referred to in this Paragraph are separate and distinct from the matters covered by this Agreement.

Employee acknowledges the following: (a) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; (b) an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and, (c) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

16.       Copies Effective as Originals. This Agreement may be executed in counterparts and each counterpart, when executed, will have the efficacy of an original. Photographic or faxed copies of signed counterparts may be used in lieu of the original for any purpose.

17.       Gender. All personal pronouns used in the Agreement whether used in masculine, feminine, or neutral gender, shall include all other genders.

18.       Review of Agreement and Consultation with Attorney. EMPLOYEE IS HEREBY ADVISED THAT HE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT. EMPLOYEE SHOULD CONSULT WITH AN ATTORNEY OF HIS CHOICE. EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the dates set forth below:

Employee	ANSYS, Inc.

/s/ Walid Abu-Hadba	/s/ Maria T. Shields
Name: Walid Abu-Hadba	Name: Maria T. Shields
Date: May 1, 2017	Title: Chief Financial Officer
Date: May 1, 2017